Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series R – Fixed Rate September 2, 2026	Registration No. 333-283056

PACCAR Financial Corp.

Medium-Term Notes, Series R—Fixed Rate

CUSIP #69371RU79

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ TD Securities (USA) LLC

☐ BNP Paribas Securities Corp.

☐ BofA Securities, Inc.

☒ ING Financial Markets LLC

☐ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☒ PNC Capital Markets LLC

☐ RBC Capital Markets, LLC

☐ Santander US Capital Markets LLC

☐ SG Americas Securities, LLC

☒ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☒ Wells Fargo Securities, LLC

☒ Other:

Academy Securities, Inc.

Bank of China (Europe) S.A.

Barclays Capital Inc.

Siebert Williams Shank & Co., LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 99.931% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: September 10, 2026 (T+5)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: September 10, 2029

Net Proceeds to Company: $299,193,000	Interest Payment Dates: Semi-annually on each March 10 and September 10, commencing March 10, 2027 Record Dates: February 24 and August 27 preceding the applicable Interest Payment Date
Treasury Benchmark: 4.250% due August 15, 2029 Treasury Yield: 4.445% Reoffer Spread: T+33 bps Reoffer Yield: 4.775% Interest Rate: 4.750% per annum

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐ Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
TD Securities (USA) LLC	Bookrunner	$48,000,000
ING Financial Markets LLC	Bookrunner	$48,000,000
Mizuho Securities USA LLC	Bookrunner	$48,000,000
SMBC Nikko Securities America, Inc.	Bookrunner	$48,000,000
Wells Fargo Securities, LLC	Bookrunner	$48,000,000
Academy Securities, Inc.	Co-Manager	$12,000,000
Bank of China (Europe) S.A.	Co-Manager	$12,000,000
Barclays Capital Inc.	Co-Manager	$12,000,000
PNC Capital Markets LLC	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$12,000,000
Total		$300,000,000

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, TD Securities (USA) LLC, ING Financial Markets LLC, Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting TD Securities (USA) LLC toll-free at 1-855-495-9846, ING Financial Markets LLC toll-free at 1-877-446-4930, Mizuho Securities USA LLC toll-free at 1-866-271-7403, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.